UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  May 10, 2006

INDEPENDENCE HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	010306	58-1407235
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

96 Cummings Point Road, Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (203) 358-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁯Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240a-12)

⁯Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁯Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 2.02 Results of Operations and Financial Condition.

This information set forth under this Item 2.02 is intended to be furnished under this Item 2.02 "Results of Operations and Financial Condition." Such information, including the Exhibit attached hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

On May 10, 2006, Independence Holding Company issued a news release announcing 2006 First Quarter Results.

Item 9.01 Financial Statements and Exhibit

(c)

Exhibit:

Exhibit 99.1

News Release of Independence Holding Company dated May 10, 2006 announces 2006 First Quarter Results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INDEPENDENCE HOLDING COMPANY

(Registrant)

/s/ Teresa A. Herbert Teresa A. Herbert Senior Vice President and Chief Financial Officer	Date:	May 10, 2006

Exhibit 99.1

INDEPENDENCE HOLDING COMPANY	CONTACT: DAVID T. KETTIG
96 CUMMINGS POINT ROAD	(212) 355-4141 Ext. 3047
STAMFORD, CONNECTICUT 06902	www.Independenceholding.com
NYSE: IHC

NEWS RELEASE

INDEPENDENCE HOLDING COMPANY ANNOUNCES 2006
FIRST QUARTER RESULTS

Stamford, Connecticut, May 10, 2006. Independence Holding Company (NYSE: IHC) today reported 2006 first quarter results.

Financial Results

Revenues increased 32% to $86,840,000 for the three months ended March 31, 2006 compared to revenues of $65,673,000 for the three months ended March 31, 2005, primarily as a result of an increase in net premiums arising from the Company's new Fully-Insured Health (formerly Strategic Health) segment and an increase in net retained premiums in the Medical Stop-Loss segment. Net income amounted to $4,029,000, or $.27 per share, diluted, for the three months ended March 31, 2006 versus $5,752,000, or $.40 per share, diluted, for the three months ended March 31, 2005. The 2005 first quarter income before taxes was positively impacted by $3,500,000 recorded in other income relating to a commutation agreement and loss cover (these agreements apply only to the 2003 and 2004 treaty years; no similar agreements are contemplated to be entered into in 2006).

Chief Executive Officer’s Comments

"We are encouraged by our results for the 2006 first quarter, in which net income rebounded nicely versus the fourth quarter of 2005. As compared to the prior year’s first quarter, our net income decreased largely because of the positive impact on the 2005 first quarter of the commutation and loss cover agreements described above, which did not similarly benefit the 2006 first quarter.  The 32% increase in revenues was led by our Fully-Insured Health segment, which continues to combine rapid growth with profitable underwriting returns. As noted in our recently released Annual Report to Shareholders, the following factors are key to our continued success in this new line:  (i) fully-insured health is estimated to be a $500 billion premium market; (ii) our subsidiaries have 28 years of experience and relationships as well as readily scaleable systems; (iii) IHC has highly-rated and well-capitalized carriers with a broad and balanced array of products; and (iv) we have the ability and expertise to cross-sell our products through 50,000 agents. Healthcare financing is changing rapidly, and general agents, agents and marketing organizations are increasingly interested in partnering with innovative companies such as IHC. Our announcement yesterday of a new relationship with Insurance Network America, a leading national marketer of small group major medical, is further evidence that we can deliver on these expectations, and we intend to continue to venture with additional established producers when appropriate opportunities arise.  In addition, Standard Security Life has already sold its first limited medical policy, and we expect to quickly ramp up these sales along with continued expansion of our major medical, short term medical, and dental lines of business.”

About Independence Holding Company

IHC is a holding company principally engaged in the life and health insurance business and the acquisition of blocks of policies through its insurance company subsidiaries (Standard Security Life Insurance Company of New York and Madison National Life Insurance Company, Inc.), its affiliate (American Independence Corp. (NASDAQ: AMIC)), and its managing general underwriters, third party administrators, and marketing affiliates.  Standard Security Life markets medical stop-loss, employer-sponsored group major medical, short-term medical, group long and short-term disability and life, dental, vision and managed health care products. Madison Life sells group life and disability, employer medical stop-loss, employer-sponsored group major medical, short-term medical, dental, vision, credit life and disability and individual life insurance. AMIC is a holding company principally engaged in the insurance and reinsurance business through Independence American Insurance Company and its managing general underwriter division.

Some of the statements included herein may be considered to be forward looking statements which are subject to certain risks and uncertainties. Factors which could cause the actual results to differ materially from those suggested by such statements are described from time to time in IHC's filings with the Securities and Exchange Commission.

INDEPENDENCE HOLDING COMPANY
FIRST QUARTER REPORT
MARCH 31, 2006
(In Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2006	2005

Revenues
Premiums earned	$66,288	$49,428
Net investment income	11,931	9,499
Fee income	7,411	2,117
Net realized and unrealized gains	417	248
Equity income from AMIC	176	477
Other income	617	3,904
	86,840	65,673

Expenses
Insurance benefits, claims and reserves	50,180	36,661
Selling, general and administrative expenses	27,149	16,508
Amortization of deferred acquisition costs	2,518	2,651
Interest expense on debt	903	845

	80,750	56,665

Income before income taxes	6,090	9,008
Income tax expense	2,061	3,256

Net Income	$4,029	$5,752

Basic income per common share	$.28	$.41

Weighted average basic common shares	14,495	14,009

Diluted income per common share	$.27	$.40

Weighted average diluted common shares	14,869	14,332

As of March 31, 2006, there were 14,766,482 shares outstanding, net of treasury shares.